Mail Stop 3561

      							January 17, 2006

Via U.S. Mail and Fax (206) 404 7776

Mr. Robert C. Bateman
Chief Financial Officer
Fisher Communications, Inc.
100 4th Avenue N. Suite 510
Seattle, WA  98109

	RE:	Fisher Communications, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 25, 2005
		Forms 10-Q for Fiscal Quarter Ended September 30, 2005
		File No. 0-22439

Dear Mr. Bateman:

      We have completed our review of the above filings and do not, at this time, have any further comments.


								Sincerely,

      Larry Spirgel
								Assistant Director
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Mr. Robert Bateman
Fisher Communications, Inc.
January 17, 2006
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE